EXHIBIT 99.1

Inuvo and Vertro Showcase Synergies with Launch of Daily Deal App “Kowabunga” on the ALOT.com App Platform

CLEARWATER, FL December 19, 2011—Inuvo®, Inc. (NYSE Amex: INUV), an online marketing technology and services company, has partnered with Vertro™ (NASDAQ: VTRO), owner of the ALOT™ product line, to launch a Kowabunga® branded daily deals app on the ALOT App Platform.  The Kowabunga app is currently available to the ALOT App Platform’s U.S. users, which make up a significant portion of the platform’s over eight million consumers.

The two companies, who recently announced their intention to merge and are awaiting the approval of the merger from regulatory authorities, see this as an example of the synergies to be had by merging Inuvo’s innovative products and Vertro’s platform distribution together.

Kowabunga (www.kowabunga.com), a daily deals site operated by Inuvo, delivers over 1,800 local and national retail deals covering more than 80 U.S. markets.  Kowabunga is positioned to compete for the millions of dollars in monthly daily deals sales currently being generated on the ALOT App Platform via daily deal partners including Living Social, Ebay and others.

“Our ability to deploy a daily deals application within the ALOT App Platform in so short a period of time reflects well on the combined companies’ ability to deliver on the anticipated synergies,” said Rich Howe, CEO at Inuvo.

With over 25 million downloads a year, the ALOT App Platform offers consumers the ability to create a personalized browsing experience for surfing the web. Users can enhance the ALOT experience by adding apps from many popular categories including entertainment, news, social networking and shopping.  Easily accessible at the www.ALOT.com homepage, the Kowabunga app can be installed from within the shopping category to instantly provide the consumer with daily deals across specific shopping interests such as dining, recreation, health and beauty, and much more. With a single click, consumers can also access local deals without ever having to leave the webpage they are on.

About Inuvo, Inc . and Kowabunga
Inuvo®, Inc. (NYSE Amex: INUV), is an online marketing technology and services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics.  Kowabunga® (www.kowabunga.com), an Inuvo brand, is a daily deals website that brings more deals in more places to both consumers and affiliates. To find out more about how you can work with Inuvo or Kowabunga, please visit http://www.inuvo.com.

About Vertro, Inc.

Vertro, Inc., together with its wholly-owned subsidiaries, is an Internet company that owns and operates the ALOT product portfolio. ALOT offers two primary products to consumers: ALOT Home, a homepage product, and ALOT Appbar, a piece of software that integrates into users' web browsers. ALOT Home and the ALOT Appbar are used by consumers to display apps (also sometimes referred to as widgets or buttons). These apps provide consumers with a quick and easy way to access their favorite content online. There are hundreds of apps available for consumers to choose from, ranging from a weather app that provides an at-a-glance snapshot of the weather for the coming four days, to a radio app that enables consumers to listen to thousands of radio stations from around the world. All ALOT products and apps are free to download and use.

Contact

Inuvo, Inc.
Melissa Witt, Director of Marketing
727-324-0211 x2171
melissa.witt@inuvo.com

Investor Relations
Alliance Advisors, LLC.
Alan Sheinwald
212-398-3486
asheinwald@allianceadvisors.net

Vertro
Michael Buchanan, Director of Investor Relations
646-253-0606
michael.buchanan@vertro.com